Exhibit 99.1

PRESS RELEASE

Contact Information: Kite Realty Group Trust

Wade Achenbach

EVP, Portfolio Management

317.713.5660

wachenbach@kiterealty.com

Bryan McCarthy

SVP, Marketing & Communications

317.713.5692

bmccarthy@kiterealty.com

Kite Realty Group Announces Closing of New $250 Million Ten-Year Unsecured Term Loan

INDIANAPOLIS, October 25, 2018 — Kite Realty Group Trust (NYSE:KRG) (“KRG”) announced today that its operating partnership closed on a new $250 million ten-year unsecured term loan (the “Term Loan”) arranged by Associated Bank, National Association; Fifth Third Bank; KeyBank National Association; Regions Bank; and The Huntington National Bank.  KeyBank National Association served as Administrative Agent.

The Term Loan has an initial maturity date of 2025, along with three one-year options that would extend the maturity date to 2028, subject to customary conditions.  Initial pricing on the loan is set at LIBOR plus 200 basis points.  KRG plans to fix the interest rate through an interest swap for the full $250 million within thirty days of closing.

Execution of the Term Loan accomplishes the following:

•                  Extends the weighted average maturity of KRG’s debt portfolio by a full year (6.2 years vs. 5.2 years);

•                  Fully retires the $200 million seven-year term loan due in 2022 (LIBOR plus 160 basis points);

•                  Prepays $50 million of the $200 million five-year term loan due in 2021; and

•                  Continues to ladder the debt maturity schedule such that no more than 20% of KRG’s debt comes due in any single calendar year (vs. 26% prior to the transaction).

“We want to thank our lending partners for helping us originate what we believe is a pioneering credit product in our sector,” said Chief Executive Officer, John Kite. “This is a unique loan in that it demonstrates our commitment to de-risk our balance sheet while materially improving our financial flexibility.  I challenged our team to think creatively and execute swiftly and that is exactly what they did.  It’s also noteworthy that the loan was oversubscribed by $50 million, which is a testament to the strength of our relationships and the demand for our credit.”

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust (REIT) that provides communities with convenient and beneficial shopping experiences. We connect consumers to tenants in desirable markets through our portfolio of neighborhood, community, and lifestyle centers. Using operational, development, and redevelopment expertise, we continuously optimize our portfolio to maximize value and return to our shareholders. As of June 30, 2018, KRG owned interests in 115 operating and redevelopment properties totaling approximately 22.5 million square feet and 2 development projects currently under construction totaling 0.7 million square feet.

For more information, please visit our website at kiterealty.com.

Safe Harbor

Certain statements in this document that are not historical fact may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial or otherwise, may differ materially from the results, performance, transactions or achievements, financial or otherwise, expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to: national and local economic, business, real estate and other market conditions, particularly in light of low growth in the U.S. economy as well as economic uncertainty caused by fluctuations in the prices of oil and other energy sources and inflationary trends or outlook; financing risks, including the availability of, and costs associated with, sources of liquidity; KRG’s ability to refinance, or extend the maturity dates of, its indebtedness; the level and volatility of interest rates; the financial stability of tenants, including their ability to pay rent and the risk of tenant bankruptcies; the competitive environment in which KRG operates; acquisition, disposition, development and joint venture risks; property ownership and management risks; KRG’s ability to maintain its status as a real estate investment trust for federal income tax purposes; potential environmental and other liabilities; impairment in the value of real estate property KRG owns; the impact of online retail competition and the perception that such competition has on the value of shopping center assets; risks related to the geographical concentration of KRG’s properties in Florida, Indiana and Texas; insurance costs and coverage; risks associated with cybersecurity attacks and the loss of confidential information and other business interruptions; and other factors affecting the real estate industry generally. KRG refers you to the documents filed by KRG from time to time with the SEC, specifically the section titled “Risk Factors” in KRG’s and the Operating Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which discuss these and other factors that could adversely affect KRG’s results. KRG undertakes no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.